SOUTHWEST AIRLINES REPORTS JULY TRAFFIC

DALLAS, TEXAS – August 8, 2018 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its July and year-to-date 2018 preliminary traffic statistics.

The Company flew 12.6 billion revenue passenger miles (RPMs) in July 2018, an increase of 2.1 percent from the 12.4 billion RPMs flown in July 2017. Available seat miles (ASMs) increased 3.2 percent to 14.6 billion in July 2018, compared with July 2017 ASMs of 14.2 billion. The July 2018 load factor was 86.3 percent, compared with 87.3 percent in July 2017.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415
www.southwestairlinesinvestorrelations.com

Media Contact:
Southwest Airlines Media Relations
214-792-4847
/more

Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

JULY
	2018	2017	Change
Revenue passengers carried	12,195,871	11,927,949	2.2%
Enplaned passengers	14,961,408	14,650,994	2.1%
Revenue passenger miles (000s)	12,616,766	12,361,968	2.1%
Available seat miles (000s)	14,616,580	14,161,204	3.2%
Load factor	86.3%	87.3%	(1.0) pts.
Average length of haul	1,035	1,036	(0.1)%
Trips flown	122,030	120,870	1.0%

YEAR-TO-DATE
	2018	2017	Change
Revenue passengers carried	78,793,624	75,459,601	4.4%
Enplaned passengers	95,435,383	91,666,335	4.1%
Revenue passenger miles (000s)	78,198,798	76,085,322	2.8%
Available seat miles (000s)	93,475,330	91,032,299	2.7%
Load factor	83.7%	83.6%	0.1 pts.
Average length of haul	992	1,008	(1.6)%
Trips flown	802,174	790,487	1.5%

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SW-T